Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

biote Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

			Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	8,500,000(1)(2)	$4.10(3)	$34,850,000.00(3)	0.00011020	$3,840.47

	Total Offering Amounts					$34,850,000.00

	Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$3,840.47

(1)

Represents (i) 7,953,258 shares (the “Exchange Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”), being offered by the selling stockholders identified in this prospectus and (ii) 546,742 shares of Common Stock being offered by the selling stockholders identified in this prospectus. The Exchange Shares are issuable upon exercise of the Retained Holdings Units (as defined in the Registration Statement on Form S-1 (the “Registration Statement”)) pursuant to the Exchange Rights (as defined in the Registration Statement).

(2)	Includes shares of common stock that the underwriters have the option to purchase.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on December 2, 2022, as reported on the Nasdaq Stock Market.